Exhibit 99.1

Universal Technical Institute Reports Fourth Quarter Results for Fiscal 2007
and Announces a Share Repurchase Program

PHOENIX – Nov. 27, 2007 – Universal Technical Institute, Inc. (NYSE: UTI), a provider of technical education training, today announced financial results for the fourth fiscal quarter and year ending September 30, 2007 and announced a share repurchase program.

Fourth Quarter Performance
Net revenues for the fourth quarter of fiscal 2007 were $87.0 million, a 1.9% decrease, compared with $88.7 million for the same period in the previous year. Net loss was $1.3 million, or 5 cents per diluted share, compared with net income of $4.3 million, or 16 cents per diluted share, for the fourth quarter a year ago.

The net revenue decrease primarily relates to lower average undergraduate student enrollment combined with an increase in need based tuition scholarships, higher military and veteran discounts as well as other reductions to income. These decreases were partially offset by higher tuition prices.

Operating loss in the fourth quarter of fiscal 2007 was $1.9 million compared with operating income of $6.3 million in the same period in the previous year. The fourth quarter of fiscal 2007 included approximately $4.5 million of costs associated with a reduction in force and reorganization of the sales team as compared to $1.1 million of costs related to a reduction in force in the fourth quarter of fiscal 2006. The increased reduction in force and reorganization costs as compared to the prior year decreased earnings per share by approximately 8 cents for the fourth quarter. The overall decrease in operating income reflects higher employee compensation and related benefits, contract services, rent and utilities expense during the fourth quarter. The fourth quarter student capacity utilization also declined by 410 basis points to 60.7% as compared to 64.8% a year ago.

The operating loss associated with the expansion of the company’s facilities in Sacramento, California, was $1.3 million during the fourth quarter of fiscal 2007. Operating losses associated with the expansion of facilities in Sacramento, California and Norwood, Massachusetts totaled $2.4 million during the fourth quarter of fiscal 2006.

Income tax expense for the fourth quarter of fiscal 2007 included a valuation allowance of approximately $0.9 million related to the recent sale of the Norwood facility. As a result of the sale, the company will no longer be entitled to a portion of the Massachusetts state investment tax credit that was previously recorded. Accordingly, additional tax expense of approximately $0.9 million was recorded during the fourth quarter of fiscal 2007. The $0.9 million tax expense was offset by $0.3 million related to the release of reserves for tax years that are no longer subject to audit. The net impact resulted in additional tax expense of $0.6 million and decreased earnings per share by approximately 2 cents for the fourth quarter.

Net loss for the fourth quarter of fiscal 2007 was $1.3 million, or 5 cents per diluted share, compared with net income of $4.3 million, or 16 cents per diluted share, in the prior year period. Net loss percentage for the fourth quarter of fiscal 2007 was 1.5% compared with net income margin of 4.9% a year ago for the same reasons previously described.

“Although our results for the quarter and year end may not reflect the significant change efforts in progress, our key initiatives are beginning to show some signs of success.” said Kimberly McWaters, president and chief executive officer of UTI. “Over the last year we have implemented a number of very important changes to improve leadership capability, marketing and sales effectiveness, customer service skills and student finance options. As with any significant organizational change effort, time and persistence are required to realize the full benefit.”

Fiscal 2007 Operating Performance
Net revenues for the year ended September 30, 2007 were $353.4 million, a 1.8% increase, compared with $347.1 million in the previous year. This increase primarily relates to higher tuition prices combined with the previously disclosed change in the company’s retake policy as compared to the prior year. These were partially offset by a decrease in average undergraduate student enrollment and an increase in need based tuition scholarships, higher military and veteran discounts as well as other reductions to net income.

Operating income in the year ended September 30, 2007 was $23.8 million, a decrease of 41.7%, compared with $40.7 million in the prior year and includes costs associated with a reduction in force for both years. This decrease reflects higher operating costs primarily related to increases in employee compensation and benefits, advertising, depreciation, occupancy costs and contract services expense, which were partially offset by a decrease in bad debt expense. The fiscal year ended September 30, 2007 included approximately $4.5 million of costs associated with a reduction in force and reorganization of the sales team as compared to $1.1 million of costs related to a reduction in force in the fourth quarter of fiscal 2006, impacting earnings per share by approximately 8 cents.

The operating loss associated with the expansion of the company’s facilities in Sacramento, California was $4.7 million during the year ended September 30, 2007. Operating losses associated with the expansion of facilities in Sacramento and Norwood totaled $9.0 million in the prior year. Operating margin for the year ended September 30, 2007 was 6.7%, a decrease of 500 basis points, compared with 11.7% in the same period last year.

Net income for the year ended September 30, 2007 declined 43.2% to $15.6 million, or 57 cents per diluted share, compared with $27.4 million, or 97 cents per diluted share, in the same period last year. Net income margin for the year ended September 30, 2007 was 4.4%, a decrease of 350 basis points, compared with 7.9% in the year-ago period for the reasons previously described.

Capacity utilization for the year ended September 30, 2007 fell 270 basis points to 62.2% from 64.9% during the same period a year ago.

Balance Sheet and Cash Flow
At September 30, 2007, the company had $75.6 million in cash and cash equivalents, compared with $41.4 million at the end of fiscal 2006. The increase in cash during the fourth quarter of fiscal 2007 related to the sale and leaseback transaction that was completed at the Sacramento, California campus which increased cash by $40.1 million. At September 30, 2007, the company had shareholders’ equity of $124.5 million, compared with $102.9 million at Sept. 30, 2006. A sale and leaseback transaction was completed at the Norwood, Massachusetts, campus subsequent to September 30, 2007 and increased cash by approximately $32.6 million.

Cash flow provided by operations was $39.6 million for the year ended September 30, 2007, compared with $45.4 million for the year ended September 30, 2006.

On November 26, 2007 the Board of Directors authorized a share repurchase plan of up to $50 million of common stock in both open market and privately negotiated transactions. The timing and actual number of shares purchased will depend on a variety of factors such as price, corporate and regulatory requirements and other prevailing market conditions. The plan may be limited or terminated without prior notice.

Student Enrollment Data
Average undergraduate enrollment for the fourth quarter of fiscal 2007 was 15,464 students, a decrease of 5.0%, compared with 16,278 students for the same period a year ago. Average undergraduate enrollment for the year ended September 30, 2007, was 15,856 students, a decrease of 2.7%, compared with 16,291 students for the year ended September 30, 2006. Student starts for the fourth quarter declined by approximately 1.0% and were lower by 3.6% for the full year as compared to the same period a year ago. Undergraduate enrollment at the end of the fourth quarter of fiscal 2007 was 16,882 students, a decrease of approximately 3.7%, compared with 17,523 students at the end of the fourth quarter of fiscal 2006.

Conference Call
Management of Universal Technical Institute will hold a conference call to discuss its fiscal 2007 fourth quarter results today at 3:00 p.m. Mountain Time (5:00 p.m. Eastern Time). This call can be accessed by dialing 800-219-6110 or 303-262-2131. Investors are also invited to listen to this call live at www.uticorp.com. Please access the web site at least 15 minutes early to register, download and install any necessary audio software. A replay of the call will be available on the Investor Relations section of UTI’s website and will be archived for 60 days.

About Universal Technical Institute
Universal Technical Institute is a provider of technical education training for students seeking careers as professional automotive, diesel, collision repair, motorcycle and marine technicians. The company offers undergraduate degree, diploma and certificate programs at 10 campuses across the United States, and manufacturer-sponsored advanced programs at 18 dedicated training centers. Through its campus-based school system, Universal Technical Institute offers specialized technical education programs under the banner of several well-known brands, including Universal Technical Institute (UTI), Motorcycle Mechanics Institute and Marine Mechanics Institute (MMI) and NASCAR Technical Institute (NTI).

Safe Harbor Statement

Statements in this news release concerning the future business, operating results and financial condition of the company are “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements are based upon management’s current expectations and are subject to a number of uncertainties that could cause actual performance and results to differ materially from the results discussed in the forward-looking statements. Factors that could affect the company’s actual results include changes to federal and state educational funding, construction delays for new or expanding campuses, possible failure or inability to obtain regulatory consents and certifications for new or expanding campuses, potential increased competition, changes in demand for the programs offered by the company, increased investment in management and capital resources, the effectiveness of the company’s recruiting, advertising and promotional efforts, changes to interest rates and low unemployment. Further information on these and other potential factors that could affect the company’s financial results or condition may be found in the company’s filings with the Securities and Exchange Commission, all of which are incorporated herein by reference. The company undertakes no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.

Note with respect to non-GAAP financial measures included within Supplemental Financial Information

In addition to using results under accounting principles generally accepted in the United States, management evaluates operating income with and without the impact from new campus revenues and expenses. The following tables set forth data for our consolidated operations as well as new campuses in each of the periods indicated. We believe that including this additional information pertaining to new campus net revenues, operating income and expenses provides increased transparency and improves the ability to evaluate our operating results.

(Tables Follow)

UNIVERSAL TECHNICAL INSTITUTE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(In thousands, except per share amounts and statistical data)

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

Net Revenues	$87,009	$88,734	$353,370	$347,066

Operating expenses:
Educational services and facilities	50,059	45,377	186,245	173,229
Selling, general and administrative	38,871	37,101	143,375	133,097

Total operating expenses	88,930	82,478	329,620	306,326

Income (loss) from operations	(1,921)	6,256	23,750	40,740

Other (income) expense:
Interest income	(874)	(576)	(2,663)	(3,018)
Interest expense	10	10	43	48

Total other income	(864)	(566)	(2,620)	(2,970)

Income (loss) before income taxes	(1,057)	6,822	26,370	43,710
Income tax expense	264	2,516	10,806	16,324

Net income (loss) available to common shareholders	$(1,321)	$4,306	$15,564	$27,386

Earnings (loss) per share:
Net income (loss) per share — basic	$(0.05)	$0.16	$0.58	$0.99

Net income (loss) per share — diluted	$(0.05)	$0.16	$0.57	$0.97

Weighted average number of common shares outstanding:
Basic	26,813	27,196	26,775	27,799

Diluted	27,561	27,505	27,424	28,255

Other Data:
Depreciation and amortization	$4,524	$4,055	$18,751	$14,205
Number of campuses	10	10	10	10
Average undergraduate enrollment	15,464	16,278	15,856	16,291

	For the Period Ended
	September 30,
Balance Sheet Data:	2007	2006
Cash and cash equivalents	$75,594	$41,431
Current assets	$103,134	$70,269
Working capital (deficit)	$7,252	$(26,009)
Total assets	$232,822	$212,161
Total shareholders’ equity	$124,505	$102,902

Reconciliation of Non-GAAP Financial Information to GAAP measures

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
	2007(1)	2006(2)	2007(1)	2006(2)

Net Revenues	$5,077	$6,699	$16,698	$18,878

New campus operating expenses:

Educational services and facilities	4,517	5,781	14,348	16,752
Selling, general and administrative	1,854	3,284	7,006	11,103

Total new campus operating expenses	6,371	9,065	21,354	27,855

Loss from new campus operations	(1,294)	(2,366)	(4,656)	(8,977)
Income (loss) from all other operations	(627)	8,622	28,406	49,717

Income from operations	$(1,921)	$6,256	$23,750	$40,740

(1)	Includes net revenue and operating expenses for the Sacramento, California campus.

(2)	Includes net revenue and operating expenses for the Norwood, Massachusetts campus which opened in June 2005 and Sacramento, California campus which opened in October 2005.

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